March 9, 2009

Mr. Ben Morof
c/o optionsXpress Holdings, Inc
311 W. Monroe Street, Suite 1000
Chicago, Illinois 60606

Re: Separation Agreement

Dear Mr. Morof:

In keeping with our discussions, this letter agreement memorializes the terms of your separation from optionsXpress Holdings, Inc. (the “Company”).

1. TERMINATION OF EMPLOYMENT. The Company and you agree that effective on March 14, 2009, your employment with the Company shall be terminated in accordance with the terms of this letter agreement.

2. COMPENSATION. Your current annual base salary is $280,000 (the “Base Salary”) and is paid in accordance with the payroll procedures of the Company. This Base Salary shall be used in connection with calculating your severance payments in accordance with Section 5 below. The Base Salary and any other amounts payable to you under this Agreement (including, without limitation, pursuant to Sections 3, 4 and 5 below), shall be subject to applicable withholding and payroll taxes, and such other deductions as may be required under the Company’s employee benefit plans.

3. BONUS. You are currently eligible to receive a target bonus of 75% of your Base Salary). This bonus opportunity shall be used in connection with calculating your severance payments in accordance with Section 5 below.

4. EMPLOYEE BENEFITS. During the term of your employment, you will be entitled to participate in all employee welfare benefit plans of the Company applicable to senior level executives. Further, you shall be entitled to reimbursement for expenses incurred by you in the ordinary course of the Company’s business (subject to the Company’s policies with respect to reporting and documentation of such expenses).

5. SEVERANCE.

(a) Upon termination of your employment hereunder pursuant to this letter agreement, all obligations of the Company shall cease, except the Company’s obligations to (i) pay the compensation set forth in Section 2 hereof through the date of such termination, (ii) provide the benefits set forth in Section 4 hereof through the date of such termination and to comply with all state and federal laws and regulations applying to such benefits and (iii) pay the severance benefits, if applicable, to you pursuant to the terms and conditions set forth in Section 5(b) below.

(b) In connection with your separation from the Company, you shall be entitled to (i) an amount equal to twelve (12) months’ severance pay at the monthly rate of your current Base Salary of $280,000, payable in twelve (12) equal monthly installments commencing with the first month after your date of termination, (ii) continued medical coverage through COBRA for you and your family for twelve (12) months following your date of termination on the same terms and conditions (including cost sharing) made available to senior executives of the Company; PROVIDED THAT such coverage shall terminate if you become eligible for employer-provided medical coverage during such twelve (12) month period, (iii) immediate vesting of an amount equal to 50% of the Applicable Percentage (as defined below) of your outstanding unvested options, stock appreciation rights, restricted stock, deferred stock or other similar equity awards granted by the Company, with all outstanding options and stock appreciation rights being exercisable under the earlier of the expiration of the original term of such awards or for three (3) months following your date of termination, (iv) a pro rata bonus (the “Pro Rata Bonus”) equal to $21,587 (v) an aggregate amount (the “Termination Bonus”) equal to $154,000. “Applicable Percentage” means 55%. The Pro Rata Bonus shall be paid at such time as bonuses are paid to other senior executives (scheduled for February 2010) and the Termination Bonus shall be paid in 12 equal monthly installments in accordance with the provisions of clause (i), above.

(c) Notwithstanding anything to the contrary contained herein, you shall be entitled to the benefits described in Section 5(b) if and only if (i) you have executed and delivered to the Company within 30 days of your separation a mutual general release of all claims against you, on the one hand, and the Company and its directors, officers and affiliates, on the other hand, which general release shall be in the form of EXHIBIT B attached hereto (with such modifications as may be necessary to comply with then-existing legal requirements), and (ii) subsequent to your separation, you shall not have (A) revoked or breach the provisions of such general release or breached or otherwise failed to comply with the provisions of Sections 7, 8 or 9 of this letter agreement, or (B) applied for unemployment compensation chargeable to the company during such severance period.

(d) Notwithstanding anything herein to the contrary, if, at the time any payment is payable to you pursuant to the provisions of this letter agreement as a result of your “separation from service” (within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations promulgated thereunder), the Company or any company in the affiliated group in which the Company’s financial statements are consolidated in accordance with generally accepted accounting principles has a class of equity securities traded on an established domestic or foreign securities market or otherwise including, without limitation, trading on an American exchange only as American Depositary receipts and you are then designated a “specified person” (as such term is defined in Section 409A of the Code and the regulations promulgated thereunder) on a list prepared by the Company periodically pursuant to Section 409A of the Code and the regulations promulgated thereunder, then, to the extent required by Section 409A of the Code and the regulations promulgated thereunder, during the six month period from and after the date of your “separation from service” the amount payable to you pursuant to the provisions of Section 5 of this letter agreement shall not exceed the lesser of (x) two times your annual base compensation or (y) two times the amount determined pursuant to Section 401(a)(17) of the Code, and any excess amount which accrues to you during such period shall be withheld during such period and paid to you in a lump sum upon the expiration of six months after the date of “separation from service” (or, if earlier than the end of such six month period, upon your death).

6. CONFIDENTIALITY

(a) You will not at any time during, or after termination of, your employment with the Company disclose to anyone (except in response to a governmental inquiry or as required by law) or make use of, directly or indirectly, any Confidential Information (as defined below). All records of every nature and description relating to the Company’s business during your employment, whether or not prepared by you, shall be and remain the property of the Company. All records of every nature and description relating to the Company’s business during your employment shall be left with or delivered to the Company upon termination of your employment.

(b) For purposes of this letter agreement, “Confidential Information” means all information of a confidential or proprietary nature (whether or not specifically labeled or identified as “confidential”), in any form or medium, that relates to the Company or its subsidiaries or their business relations and their respective business activities and includes, without limitation, the following: (i) internal business information (including historical and projected financial information and budgets and information relating to strategic and staffing plans and practices, business, training, marketing, promotional and sales plans and practices, cost, rate and pricing structures and accounting and business methods) ; (ii) identities and individual requirements of, and specific contractual arrangements with, the Company’s and its subsidiaries’ customers, employees, independent contractors, clearing agencies, joint venture partners and other business relations and their confidential information; (iii) trade secrets, know-how, compilations of data and analyses, techniques, systems, formulae, research, records, reports, manuals, documentation, models, data and data bases relating thereto; (iv) inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports and all similar or related information (whether or not patentable); and (v) information related to any and all intellectual and proprietary property and rights and rights in Confidential Information of every kind and description anywhere in the world, including all (A) patents, patent applications, patent disclosures and inventions, (B) internet domain names, trademarks, service marks, trade dress, trade names, logos and corporate names and registrations and applications for registration thereof together with all of the goodwill associated therewith, (C) copyrights (registered or unregistered) and copyrightable works and registrations and applications for registration thereof, (D) mask works and registrations and applications for registration thereof, (E) computer software, data, data bases and documentation thereof, (F) trade secrets and other Confidential Information (including ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial and marketing plans and customer and supplier lists and information), (G) other intellectual property rights and (H) copies and tangible embodiments thereof (in whatever form or medium).

(c) Notwithstanding the provisions of this Section 6, information shall not be deemed “Confidential Information” for purposes hereof if such information is (i) in the public domain (other than as a result of a breach of this Agreement by you), (ii) approved for release by the Company, (iii) lawfully obtained by you after termination of your employment with the Company from third parties (other than the Company or any of its affiliates or any of their respective employees, directors or representatives) on a nonconfidential basis who, to your knowledge, are not prohibited from disclosing such information to you by a legal, contractual or fiduciary obligation to the Company or any of its affiliates, or (iv) actually known by you prior to the commencement of the discussions between the Company and you which resulted in your employment with the Company as evidenced by written records maintained by you.

7. NONCOMPETITION; NONSOLICITATION

(a) You acknowledge that (i) you are one of the Company’s key employees and that you are and will become familiar with the Company’s trade secrets and with other confidential information concerning the Company, including the Company’s (A) inventions, technology and research and development, (B) customers and vendors and customer and vendor lists, (C) products and services (including those under development) and related costs and pricing structures, (D) accounting and business methods and practices, and (E) similar and related confidential information and trade secrets; (ii) your services have been and shall continue to be of special, unique and extraordinary value to the Company and that you have been and will be substantially responsible for the growth and development of the Company and the creation and preservation of the Company’s goodwill; and (iii) the Company would be irreparably damaged (including a significant loss of goodwill) if you were to provide similar services to any person or entity competing with the Company or engaged in a similar business. Due to your access to the confidential proprietary information, customer information and customer relationships and uniqueness of your services to the Company and in consideration of the Company’s agreements herein, you agree that for the term of your employment with the Company and a period of twelve (12) months after termination of your employment as provided hereunder (the “Noncompetition Period”), you shall not directly or indirectly, either for yourself or for any other individual, corporation, partnership, joint venture or other entity, engage in any Competitive Activity anywhere in the world. “Competitive Activity” means managing, controlling, participating in (whether as an officer, director, employee, partner, agent, representative or otherwise), consulting with or rendering services with respect to any entity that engages or proposes to engage in the on-line securities industry for the retail, consumer customer base (including, for the avoidance of doubt and without limitation, the service of retail brokerage accounts through independent representatives) or any other business conducted by the Company or any of its subsidiaries and in which you actively participated during your employment term, as well as investing in or arranging any investment in any entity that is primarily engaged in any of the foregoing; PROVIDED, HOWEVER, that nothing herein shall prohibit you from being employed by or otherwise performing services for any entity that is engaged in the foregoing activities so long as you do not participate in any of the foregoing; AND PROVIDED, FURTHER, that nothing herein shall prohibit you from being a passive owner of not more than ten percent (10%) of the outstanding stock of any class of a corporation which is publicly traded so long as you do not have any active participation in the business of such corporation.

(b) During the Noncompetition Period, you shall not directly or indirectly (through any other individual, corporation, partnership, joint venture or other entity or otherwise) (i) induce or attempt to induce any employee of the Company or any of its subsidiaries to leave the employ of the Company or any of its subsidiaries, or in any way interfere with the relationship between the Company or any of its subsidiaries and any employee thereof, (ii) hire any person who was an employee of the Company or any of its subsidiaries at any time during the six (6) month period immediately prior to the date on which such hiring would take place, or (iii) call on, solicit or service any customer, supplier, licensee, licensor or other business relation of the Company or any of its subsidiaries in order to induce or attempt to induce such person to cease doing business with the Company or any of its subsidiaries, or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and the Company or any of its subsidiaries. Each of you and the Company (on behalf of itself and its subsidiaries) mutually agree not to make any negative statements or communications about the other and, in the case of the Company, about any of its subsidiaries (except in response to a government or regulatory subpoena or as a part of any required legal process).

(c) If, at the time of enforcement of the covenants contained in this Section 7 (the “Restrictive Covenants”), a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, you agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court shall be allowed and directed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law. You acknowledge that you have consulted with legal counsel regarding the Restrictive Covenants and, based on such consultation, have determined and hereby acknowledge that the Restrictive Covenants are reasonable in terms of duration, scope and area restrictions and are necessary to protect the goodwill of the Company’s business and the on-line nature of the Company’s business is such that it is not conducted with respect to geographical boundaries.

(d) If you breach, or threaten to commit a breach of, any of the Restrictive Covenants, the Company shall have the right and remedy to have the Restrictive Covenants specifically enforced by any court of competent jurisdiction, it being agreed that any breach or threatened breach of the Restrictive Covenants would cause irreparable injury to the Company and that money damages would not provide an adequate remedy to the Company.

(e) In the event of any breach or violation by you of any of the Restrictive Covenants, the time period of such covenant shall be tolled until such breach or violation is resolved.

8. THE COMPANY’S OWNERSHIP OF INTELLECTUAL PROPERTY.

(a) In the event that you, as part of your activities on behalf of the Company or any of its subsidiaries generate, author or contribute to (whether before or after the date of this letter agreement) any invention, design, new product or service development, device, product, method or process (whether or not patentable or reduced to practice or comprising Confidential Information), any copyrightable work (whether or not comprising Confidential Information) or any other form of Confidential Information relating directly or indirectly to the Company’s or any of its subsidiaries’ business as now or hereinafter conducted (the “Intellectual Property”), you acknowledge that such Intellectual Property is the exclusive property of the Company and hereby assign all right, title and interest in and to such Intellectual Property to the Company. Any copyrightable work prepared in whole or in part by you will be deemed “a work made for hire” under Section 201(b) of the 1976 Copyright Act, and the Company shall own all of the rights comprised in the copyright therein. You shall promptly and fully disclose to the Company all Intellectual Property not generally known to the Company through the ordinary course of operation of the business, and you shall cooperate with the Company to protect the Company’s interests in and rights to such Intellectual Property (including, without limitation, providing reasonable assistance in securing patent protection and copyright registrations and executing all documents as reasonably requested by the Company, whether such requests occur prior to or after termination of your employment with the Company). The Company agrees to pay you for any reasonable costs, fees and expenses incurred by you for providing your assistance pursuant to this Section 8, including, but not limited to, any of your costs, expenses and your hourly fees if such assistance is provided after your termination for any reason.

(b) In accordance with Section 2872 of the Illinois Employee Patent Act, Ill. Rev. Stat. Chap. 140, Section 301 et seq. (1983), you are hereby advised that Section 8 of this Agreement regarding the Company’s ownership of Intellectual Property does not apply to any invention for which no equipment, supplies, facilities or trade secret information of the Company was used and which was developed entirely on your own time, unless (i) the invention relates to the business of the Company or any of its subsidiaries or to the Company’s or any of its subsidiaries actual or demonstrably anticipated research or development or (ii) the invention results from any work performed by you for or on behalf of the Company or any of its subsidiaries.

9. BINDING EFFECT. The terms hereof shall be binding upon and shall inure to the benefit of you and the Company, the successors and assigns of the Company, and the heirs, executors, administrators, legal representatives and assigns of you, PROVIDED THAT your rights and obligations hereunder may not be delegated or assigned.

10. ENTIRE AGREEMENT. This letter agreement shall supersede any former oral agreement and any former written agreement heretofore executed relating generally to your employment with the Company, and this letter agreement can only be amended, altered or terminated and its provisions can only be waived by an agreement in writing signed by you and the Company; PROVIDED, HOWEVER, that this letter agreement shall not be deemed to supersede any restricted stock, equity award or other agreement between the Company and you.

11. REPRESENTATIONS. You hereby represent and warrant to the Company that (a) the execution, delivery and performance of this Agreement by you does not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which you are a party or by which your are bound, (b) you are not a party to or bound by any employment agreement, noncompete agreement or confidentiality agreement with any person or entity other than the Company and/or its subsidiaries and (c) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of you, enforceable in accordance with its terms. You hereby acknowledge and represent that you have consulted with independent legal counsel (or that you have decided to forego the engagement of such legal counsel) regarding your rights and obligations under this Agreement and that you fully understand the terms and conditions contained herein.

12. COOPERATION. During the term of your employment and for a period of two (2) years after termination of your employment for any reason, you shall reasonably cooperate with the Company in (a) any internal investigation or any administrative, regulatory or judicial proceeding (so long as such investigation or proceeding is not adversarial in nature between you and the Company) or (b) any dispute with a third party, as reasonably requested by the Company (including, without limitation, being available to the Company upon reasonable advance notice for interviews and factual investigations, appearing at the Company’s request to give testimony without requiring service of a subpoena or other legal process, volunteering to the Company all pertinent information and turning over to the Company all relevant documents which are or may come into your possession, all at times and on schedules that are reasonably consistent with your other activities and commitments). In the event the Company requires your cooperation in accordance with this Section, the Company shall reimburse you for all reasonable travel and other out-of-pocket expenses (including lodging and meals) incurred by you in connection therewith promptly upon submission of receipts therefore.

13. REMEDIES. In the event that you violate any of the provisions hereof, you hereby acknowledge that the Company will suffer irreparable damages and will be entitled to full injunctive relief or such other relief against you as may be provided by law or in equity.

14. ENFORCEABILITY. This letter agreement shall be construed and enforced under the laws of the State of Illinois without giving effect to the principles of conflicts of laws thereof. If any provision of this letter agreement is held invalid or unenforceable by operation of law or otherwise, such circumstances shall not have the effect of rendering any of the other provisions of this letter agreement invalid or unenforceable.

[SIGNATURE PAGE FOLLOWS]

[SIGNATURE PAGE TO SEPARATION AGREEMENT]

By signing below, the Company agrees to all of the terms and conditions of this letter agreement. Please indicate your acceptance of these terms and conditions by signing each enclosed copy of this letter agreement where indicated below, and return an originally-executed copy of this letter agreement to the undersigned.

Sincerely yours,

optionsXpress Holdings, Inc.

By:
     /s/ David Fisher—

David Fisher, Chief Executive Officer

ACCEPTED AND AGREED as of
this 9th day of March, 2009

      /s/ Ben Morof—
Ben Morof